EXHIBIT 10.1

AMENDMENT TO LICENSE AGREEMENT

This Amendment to the License Agreement  (“Amended Agreement”) dated May 31, 2012 is entered into effective June 18, 2014, (the “Effective Date”), between Sumitomo Precision Products Co., Ltd., a Japanese corporation having a place of business at 1-10 Fuso-cho, Amagasaki, Hyogo 660-0891 Japan, (hereinafter “SPP”), and Visualant, Incorporated a corporation under the laws of the State of Nevada having a business address of 500 Union Street, Suite 420, Seattle, Washington, 98101, and subsidiaries and affiliates (hereinafter “VISUALANT”).

This Amended Agreement reflects the following changes to the License Agreement dated May 31, 2012:

B.    GRANT OF LICENSE(S) TO SPP BY VISUALANT

1.

VISUALANT License Grant.  In exchange for an initial payment of US$1,000,000 to VISUALANT by SPP, SPP shall obtain a non-exclusive license to all related IPs of the SPM technology. The territory shall include Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines). The parties shall decide upon the running royalty to be paid by SPP to VISUALANT.  In addition the payment contemplated by B.1 is consideration for the following license grants by VISUALANT to SPP.

In case VISUALANT sells products to the territory set above, VISUALANT agrees to pay SPP a royalty rate of 2% of net sales (excluding Non-Recurring Engineering revenues) over the remaining term of the five year agreement. Visualant shall provides SPP with a written report with detailed information (Name of customers, Date of sales, Name of Products, unit price, quantity sold, total sales amount and the royalty due to be paid to SPP) during each quarter within thirty (30) days of the end of each calendar quarter. The payment shall be made in U.S. dollars via wire transfer of immediately available funds to an account designated by SPP within sixty (60) days of the end of each calendar quarter. Upon the request of SPP, but not exceeding once in any year, VISUALANT shall permit during normal business hours an independent public accountant, selected by SPP and reasonably acceptable to VISUALANT, to have access to all such records of Licensee as may be necessary to verify the accuracy of the royalty reports and payments submitted to SPP.

Unless detailed in this Amended Agreement, the License Agreement dated May 31, 2012 remains unchanged.

In Witness Whereof, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representative.

Sumitomo Precision Products Co., Ltd.

By:  /s/ Ryozo Yagi

Name:  Ryozo Yagi

Title:  Director

Visualant Incorporated

By:  /s/ Ronald P. Erickson

Name:  Ronald P. Erickson

Title:  President and CEO